AGT Files to Restructure its Operations under Chapter 11

(Knoxville, TN)  Atmospheric Glow Technologies, Inc. (AGWT.ob) filed for Chapter 11 bankruptcy protection on March 27, 2008. With this action, the Company intends to restructure and preserve as much value as possible for its shareholders and creditors.

"Extensive efforts were undertaken to align business expenses with revenues and we achieved break-even cash flow from operations over the past twelve months." said AGT CEO, Scott McDonald. "Regrettably, these and other significant actions have not been sufficient to enable AGT to secure new funding given the Company's substantial level of debt, negative equity and limited revenues, particularly within the confines of today's challenged financial markets."

The Company expects operations to continue as usual during the reorganization process. Upon court approval, AGT will utilize cash flow from operations to meet day-to-day capital requirements and seeks to successfully emerge from bankruptcy protection within 90 days, at which point it would be better positioned to secure new funding and strategic business partnerships.

As part of AGT's interim operating plan and to enable additional overhead cost reductions, Scott McDonald has resigned his paid CEO position and has accepted an uncompensated seat on AGT's Board of Directors vacated by outgoing Director Steve Harb. All other Board Members and Company Management are retaining their current positions.

 About Atmospheric Glow Technologies, Inc.

AGT is a market driven science and engineering company focused on realizing the commercial potential of OAUGDP® technology, a proprietary method of creating plasma chemistry in air at atmospheric pressure. Management believes that OAUGDP® is an exciting breakthrough technology offering capabilities that other plasma technologies do not provide. AGT's technology has been the recipient of numerous federal contracts, grants and recognition awards. Additional information is available at http://www.atmosphericglow.com.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievement of events of the company, or events, or timing of events, relating to the company to differ materially from any future results, performance, or achievements of the forward-looking statements. The company cannot assure that it will be able to anticipate or respond timely to the changes, which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the company's securities.

Contact:

     W. Scott McDonald, CEO

     Phone: 865-777-3776 ext. 223